Exhibit 23.3

CONSENT OF INDEPENDENT CHARTERED PUBLIC ACCOUNTANTS

We have issued our report dated September 21, 2015 with respect to the financial statements of the RCM Division of QHR Technologies Inc. included in the Current Report on Form 8-K filed on September 25, 2015, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Vancouver, Canada

December 1, 2016